                                                                   Exhibit 99.05

            Description of Certain Pending Legal Proceedings Against Salomon Smith Barney Holdings Inc. and/or its Subsidiaries

                                                         Salomon Inc's Form 10-K
                                                               December 31, 1996
                                                                Pages 2 to 6

Item 3. Legal Proceedings

      In September 1992, Harris Trust and Savings Bank (as trustee for Ameritech Pension Trust ("APT")), Ameritech Corporation, and an officer of Ameritech filed suit against Salomon Brothers Inc ("Salomon Brothers") and Salomon Brothers Realty Corporation ("SBRC"), each wholly owned subsidiaries of Salomon Smith Barney Holdings Inc. (formerly, Salomon Inc and referred to herein as "Salomon Smith Barney"), in the United States District Court for the Northern District of Illinois (Harris Trust Savings Bank, not individually but solely as trustee for the Ameritech Pension Trust, Ameritech Corporation and John A. Edwardson v. Salomon Brothers Inc. and Salomon Brothers Realty Corp., (92 Civ. 5883 (MEA)). The second amended complaint alleges that three purchases by APT from Salomon of participation interests in net cash flow or resale proceeds of three portfolios of motels owned by Motels of America, Inc. ("MOA"), as well as a fourth purchase by APT of a similar participation interest with respect to a portfolio of motels owned by Best Inns, Inc. ("Best"), violated the Employee Retirement Income Security Act ("ERISA"), and that the purchase of the participation interests for the third MOA portfolio and for the Best portfolio violated RICO and state law.

      Salomon Brothers had acquired the participation interests in transactions in which it purchased as principal mortgage notes issued by MOA and Best to finance purchases of motel portfolios; 95% of three such interests and 100% of one such interest were sold to APT for purchase prices aggregating approximately $20.9 million. Plaintiffs' second amended complaint seeks (i) a judgment on the ERISA claims in the amount of the purchase prices of the four participation interests (approximately $20.9 million), for rescission and for disgorgement of profits, as well as other relief, and (ii) a judgment on the claims brought under RICO and state law in the amount of $12.3 million, with damages trebled to $37 million on the RICO claims and punitive damages in excess of $37 million on certain of the state law claims as well as other relief. Salomon Brothers and SBRC answered the second amended complaint in part, moved to dismiss in part and asserted counterclaims against plaintiff Ameritech Corp. On August 16, 1993 the court (i) dismissed the RICO claims as well as plaintiffs' claims for breach of contract and unjust enrichment; (ii) denied Salomon Brothers' motion to dismiss one of the ERISA claims (which alleges that Salomon Brothers participated in a fiduciary's breach); and (iii) denied Ameritech's motion to dismiss Salomon Brothers counterclaims.

      By decision and order dated June 13, 1996, the Court (i) granted in part defendants' motion for summary judgment on the federal ERISA claims, dismissing counts I and III of the second amended complaint and any claims contained in count II which are premised on an alleged breach of fiduciary duty; (ii) otherwise denied defendants' motion for summary judgment as it related to the remaining portions of the claims in count II; (iii) denied plaintiffs' motion for partial summary judgment with respect to count II; and (iv) granted plaintiffs' motion for summary judgment dismissing defendants' counterclaims against Ameritech for contribution. Defendants' alternative motion for summary judgment on the state law claims remains pending. Each of the Department of Labor and the Internal Revenue Service has advised Salomon Brothers that it was or is reviewing the transactions in which APT acquired such participation interests. With respect to the Internal Revenue Service investigation, Salomon Smith Barney, Salomon Brothers and SBRC have consented to extensions of time for the assessment of excise taxes which may be claimed to be due with respect to the transactions for the years 1987, 1988 and 1989. On August 15, 1996 the IRS sent Salomon Smith Barney, Salomon Brothers and SBRC what appeared to be draft "30 day letters" with respect to the transactions and Salomon Smith Barney, Salomon Brothers and SBRC were given an opportunity to comment on whether the IRS should issue 30 day letters to such entities. On October 21, 1996, Salomon Smith Barney, Salomon Brothers and SBRC submitted a memorandum setting forth reasons why the IRS should not issue 30 day letters with respect to the transactions.

      Between May 1994 and the present, Salomon Brothers, along with a number of other broker-dealers, was named as a defendant in approximately 25 federal court lawsuits and two state court lawsuits, principally alleging that companies that make markets in securities traded on Nasdaq violated the federal antitrust laws by conspiring to maintain a minimum spread of $.25 between the price bid and the price asked for certain securities. The federal lawsuits and one state court case were consolidated for pre-trial purposes in the Southern District of New York in the fall of 1994 under the caption In re Nasdaq Market-Makers Antitrust Litigation, United States District Court, Southern District of New York No. 94-CIV-3996(RWS); M.D.L. No. 1023. The other state court suit, Lawrence A. Abel
v. Merrill Lynch & Co., Inc., et al., Superior Court of San Diego, Case No. 677313, has been dismissed without prejudice in conjunction with a tolling agreement.

      In the federal suits, the plaintiffs purport to represent the class of persons who bought one or more of what they currently estimate to be approximately 1,650 securities on Nasdaq between May 1, 1989, and May 27, 1994. They seek unspecified monetary damages, which would be trebled under the antitrust laws. The plaintiffs also seek injunctive relief, as well as attorneys' fees and the costs of the action. (The state cases seek similar relief.) Plaintiffs in the federal suits filed an amended consolidated complaint that defendants answered in December 1995. On November 26, 1996, the Court certified a class composed of retail purchasers. A motion to include institutional investors in the class and to add class representatives is also pending. Discovery on the merits is now proceeding.

      On July 17, 1996, the Antitrust Division of the Department of Justice filed a complaint against a number of firms that act as market makers in Nasdaq stocks. The complaint basically alleged that a common understanding arose among Nasdaq market makers which worked to keep quote spreads in Nasdaq stocks artificially wide. Contemporaneous with the filing of the complaint, Salomon Brothers and the other defendants entered into a stipulated settlement agreement which, if approved, will result in dismissal of the complaint. In entering into the stipulated settlement, Salomon Brothers did not admit any liability. There are no fines, penalties, or other payments of monies in connection with the settlement. Salomon Brotheres did agree to follow certain standards with respect to Nasdaq market-making and to implement certain compliance procedures. A motion to approve the settlement is pending.

      The Securities and Exchange Commission ("SEC") is also conducting an intensive review of the Nasdaq marketplace, during which it has subpoenaed documents and taken the depositions of various individuals including Salomon Brothers personnel. In July 1996, the SEC reached a settlement with the National Association of Securities Dealers and issued a report detailing certain conclusions with respect to the NASD and the Nasdaq market. The SEC's investigation of other participants in the Nasdaq market is not yet complete.

      Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), under certain circumstances, a potentially responsible party ("PRP"), may be held jointly and severally liable, without regard to fault, for response costs at a CERCLA site. A PRP's ultimate cost at a site generally depends on its involvement with the site and the nature and extent of contamination, the remedy selected, the role of other PRPs in creating the alleged contamination and the availability of contribution from those PRPs, as well as any insurance or indemnification agreements which may apply. In most cases, both the resolution of the complex issues involved and any necessary remediation expenditures occur over a number a years.

      In 1988, a subsidiary of Salomon Brothers, The S.W. Shattuck Chemical Company, Inc. ("Shattuck"), along with 350 industrial, municipal and other entities, was named by the federal Environmental Protection Agency ("EPA") as a PRP subject to liability under CERCLA at a site, Section 6 of the Lowry Landfill in Arapaho County, Colorado ("Lowry"), owned by the city and county of Denver ("Denver"). Shattuck was named a PRP based on disposal of its wastes at Lowry. In March 1994, EPA selected a remedy for Lowry, estimated to cost approximately $94 million. Based on current EPA estimates, and under the terms of settlements between Salomon Smith Barney, Shattuck and certain PRPs, Salomon Smith Barney's ultimate share of remediation costs is not expected to exceed $13 million, of which approximately 60% has been paid into a trust fund.

      In August 1992, EPA issued a Unilateral Administrative Order (the "Order") for remedial design/remedial action to be performed by Shattuck under CERCLA at a site (Denver Radium Site, Operable Unit VIII), which includes property owned by, and a metal processing plant previously operated by, Shattuck at Bannock Street in Denver, Colorado. The remedy selected by EPA requires on-site stabilization/solidification of radium contaminated soils found at the Bannock Street plant and at various properties in the vicinity of the plant. The Order provides that, in the course of performing the remedial design/remedial action, Shattuck shall demonstrate financial assurance in an amount not less than $26.6 million. Shattuck has performed significant remediation activities at the site in accordance with the Order since August 1992.

      In May 1994, Denver, alleging a violation of its zoning laws, issued a Cease and Desist Order ("CD Order") to Shattuck to stop work under the Order. In August 1994, EPA filed suit in the Federal District Court in Colorado, seeking to set aside the CD Order. Pending resolution of the suit, Shattuck complied with the CD Order. In January 1996, the Court ruled in favor of EPA, enjoining enforcement of the CD Order. Following the Court's ruling, Shattuck resumed remediation activities at the site. Denver appealed the District Court's decision to the United States Court of Appeals for the Tenth Circuit. The appeal was denied in November 1996.

      In July 1996, Denver enacted an ordinance (the "Ordinance") which, as amended on March 3, 1997, seeks to impose a "fee" of $5.10 per cubic foot of radioactive waste or radium contaminated material which is disposed of in the City of Denver. In December 1996, Shattuck filed suit against Denver in the Federal District Court in Colorado seeking to enjoin enforcement of the Ordinance against Shattuck. Denver has moved to dismiss the complaint, claiming that the Court lacks jurisdiction over the subject matter of the suit. To date, the Court has not ruled on Denver's motion. The fee, if assessed against Shattuck for its disposal of radium contaminated soil at its Bannock Street plant site pursuant to the Order, could result in Shattuck incurring liability of approximately $9 million, which would become payable should Shattuck be unsuccessful in its suit against Denver.

      In May 1993, the National Zinc site in Bartlesville, Oklahoma was proposed for listing as a superfund site on EPA's National Priorities List under CERCLA. Final listing remains subject to EPA's determination. In May 1993, both Salomon Brothers and a current subsidiary received notices from EPA of designation as PRPs with respect to National Zinc. The National Zinc site was defined by EPA to include a smelter facility which had been owned by a former subsidiary of Salomon Smith Barney and an eight square mile area surrounding such facility. In October 1993, Salomon Smith Barney and two other unrelated parties were designated by EPA as PRPs with respect to a removal action involving the area at the National Zinc site surrounding the smelter facility. In February 1994, EPA issued to Salomon Smith Barney and two other PRPs a Unilateral Administrative Order ("UAO") with respect to this removal action. Salomon Smith Barney and one other PRP, Cyprus Amax Minerals Company ("Cyprus") complied with the UAO and completed the removal work required under the UAO.

      In November 1993, EPA notified Salomon Smith Barney and the same two other PRPs of its intent to conduct a remedial investigation, feasibility study and remedial design ("RI/FS/RD") for the area of the site surrounding the smelter facility and offered the PRPs the opportunity to do this work. EPA also stated its willingness to consider a State Delegation Pilot Project whereunder PRPs, including Salomon Smith Barney, could conduct the RI/FS/RD pursuant to an Administrative Order of Consent with the State of Oklahoma, with limited oversight by EPA. In April 1994, Salomon Smith Barney, Cyprus and the City of Bartlesville entered into a Consent Agreement and Final Order ("CAFO") with the Oklahoma Department of Environmental Quality ("ODEQ") to conduct the RI/FS/RD. The RI/FS activities required by the CAFO have been timely completed to date. In December 1994, ODEQ issued a Record of Decision selecting a remedy for Operable Unit 1, relating to protection of human health, covering the area at the National Zinc site surrounding the smelter facility. The selected remedy is estimated to cost approximately $24.3 million. In August 1995, Cyprus and the City of Bartlesville (but not Salomon Smith Barney) entered into a CAFO with ODEQ to perform the remediation of Operable Unit 1. Remediation activities pursuant thereto have been conducted and are continuing. In October 1996, ODEQ issued a Record of Decision selecting a remedy for Operable Unit 2, relating to protection of ecologically sensitive areas at the National Zinc site surrounding the smelter facility. The selected remedy is estimated to cost approximately $2.8 million. In February 1997, Cyprus (but not Salomon Smith Barney) entered into a CAFO with ODEQ to perform the remediation of Operable Unit 2. To date, remediation activities at Operable Unit 2 have not commenced. Except for an anticipated cost of $50,000 to complete the remedial design for Operable Unit 2, Salomon Smith Barney is not expected to have any further expenditures with respect to the remediation of the area at the National Zinc Site surrounding the smelter facility.

      In February 1994, Horseheads Industries, Inc. d/b/a/ Zinc Corporation of America ("ZCA"), the current owner of the smelter facility at the National Zinc site, filed suit in the United States District Court for the Northern District of Oklahoma against Salomon Smith Barney, St. Joe Minerals Company ("St. Joe"), Fluor Corporation ("Fluor") and Cyprus alleging that the defendants are liable to it under CERCLA for response costs incurred in connection with the smelter facility, because of the release of hazardous substances during periods of ownership or operation by them or their affiliates or predecessors in interest. In August 1994, a settlement agreement was entered into between ZCA, Fluor/St. Joe and Salomon Smith Barney (but not Cyprus), allocating both past and future response costs between the settling parties. With respect to future remediation (the determination and implementation of which is expected to take several years) and the costs thereof, the settlement agreement established a management committee comprised of representatives of the settling parties to oversee study and clean-up of the facility and the costs associated therewith. Pursuant to the settlement, Salomon Smith Barney and Fluor assumed ZCA's role in the litigation, including defense of ZCA against a pending counterclaim of Cyprus, and pursuit of claims against Cyprus. Cyprus subsequently counter-claimed against Salomon Smith Barney for recovery of response costs incurred by Cyprus, commencing in August 1995, under its CAFO with ODEQ. In April 1996, the Court issued its decision, allocating past and future response costs at the National Zinc site 70% to plaintiffs (i.e. Salomon Smith Barney, Fluor and ZCA) and 30% to Cyprus, except for response costs relating to certain residue piles stored on the smelter facility which the Court allocated 100% to plaintiffs. Salomon Smith

Barney, subsequently, has entered into an agreement with Cyprus which satisfies certain of the respective liabilities and obligations of the parties as set forth in the Court's decision. Salomon Smith Barney's future costs related to the remediation of the smelter facility cannot be ascertained at this time, because the timing, nature and extent of any such remediation are yet to be finally decided by ODEQ. However, under a tentative determination by ODEQ regarding the appropriate corrective measures for the smelter facility, Salomon Smith Barney's costs related to the remediation are not expected to exceed $15 million.

      In July 1994, a lawsuit was filed in the Federal Court in Texas against Phibro Energy USA, Inc., a subsidiary of Salomon Smith Barney now known as Basis Petroleum, Inc. ("Basis"), by the Friends of the Earth, Inc. The action, a citizen's suit brought under Section 505 of the Federal Water Pollution Control Act, alleges violations by Basis of the monitoring, record keeping and discharge limitations of its Houston refinery wastewater discharge permit during the period from September 1989 to the date of the suit. Subsequent to the filing of the lawsuit, the EPA filed an Administrative Complaint against Basis, alleging substantially the same violations under the Clean Water Act and implementing regulations. Basis settled the EPA's claim. In March 1995, Basis' motion for summary judgment against the plaintiff was granted, and judgment was entered in favor of Basis. Plaintiff appealed to the United States Court of Appeals for the Fifth Circuit, which reversed and remanded to allow additional discovery. The parties have agreed to stay proceedings pending determination of an appeal by Friends of the Earth, Inc., in a similar action brought against another defendant. Accordingly, Basis' liability, if any, with respect to the claim alleged in the lawsuit cannot be determined at this time.

            In addition, other legal proceedings are pending against or involve Salomon Smith Barney and its subsidiaries. Based on information currently available and established reserves, Salomon Smith Barney believes the ultimate resolution of pending legal proceedings will not result in any material adverse impact on Salomon Smith Barney's consolidated financial condition; however, such resolution could have a material adverse impact on operating results in future periods depending in part on the results for such periods.